Exhibit 23.2


                          Independent Auditors' Consent



The Board of Trustees
Oswego County Savings Bank:


We consent to the inclusion in the Registration Statement on Form SB-2 of Oswego County Bancorp, Inc. of our report dated February 12, 1999, on the statements of financial condition of Oswego County Savings Bank as of December 31, 1998 and 1997, and the related statements of income, net worth and comprehensive income, and cash flows for the years then ended. We further consent to the use of our opinions included herein regarding certain income tax consequences of the proposed reorganization and offering and of the proposed charitable foundation.

We consent to the references to our firm under the heading "OUR CORPORATE CHANGE AND STOCK OFFERING - Tax Effects of Our Corporate Change and Stock Offering", "OUR CORPORATE CHANGE AND STOCK OFFERING - Tax Considerations", "EXPERTS", and "LEGAL AND TAX OPINIONS" in the prospectus.


                                                              /s/ KPMG LLP



Syracuse, New York
March 19, 1999